Exhibit 99.1
GAYLORD ENTERTAINMENT CO. REPORTS FIRST QUARTER
2010 RESULTS
- Gaylord Hotels Total RevPAR increased 1.5 percent in the First Quarter of 2010 -
- Positive momentum behind Net Advance Group Bookings continued to build in the First Quarter of 2010 Underscoring Strength of Brand and Customer Loyalty -
- Due to Unprecedented Flooding at Gaylord Opryland, the Company Withdraws 2010 Guidance;
Cancels Earnings Conference Call; Will Assess Damage as Possible -
NASHVILLE, Tenn. (May 3, 2010) — Gaylord Entertainment Co. (NYSE: GET) today reported its financial results for the first quarter of 2010. Highlights from the first quarter include:
•	Consolidated revenue increased 2.1 percent to $216.7 million in the first quarter of 2010 from $212.3 million in the same period last year. Hospitality segment total revenue increased 1.5 percent to $203.7 million in the first quarter of 2010 compared to $200.6 million in the prior-year quarter.

•	Gaylord Hotels revenue per available room[1] (“RevPAR”) decreased 0.6 percent and total revenue per available room[2] (“Total RevPAR”) increased 1.5 percent in the first quarter of 2010 compared to the first quarter of 2009. Total RevPAR for the first quarter of 2010 includes attrition and cancellation fees of approximately $3.0 million collected during the quarter compared to $7.6 million in fees for the prior-year quarter.

•	Loss from continuing operations was $1.9 million, or a loss of $0.04 per diluted share (based on 47,011,000 weighted average shares outstanding), in the first quarter of 2010 compared to income from continuing operations of $3.5 million, or $0.09 per diluted share, in the prior-year quarter (based on 41,122,000 weighted average shares outstanding). The decrease is due primarily to an approximate $1.2 million pre-tax net gain in the first quarter of 2010 on the repurchase of a portion of our senior notes as compared to an approximate $16.6 million pre-tax net gain on these types of repurchases in the first quarter of 2009. Income from continuing operations in the first quarter of 2009 also included $4.5 million in severance costs associated with the Company’s cost containment initiatives and $1.8 million of costs associated with the resolution of a potential proxy contest.

•	Adjusted EBITDA[3] was $41.9 million in the first quarter of 2010 compared to $36.1 million in the prior-year quarter.

•	Consolidated Cash Flow[4] (“CCF”) increased 12.7 percent to $44.1 million in the first quarter of 2010 compared to $39.1 million in the same period last year. CCF results for the first quarter of 2009 included approximately $6.3 million of expenses related to severance costs and costs associated with the resolution of a potential proxy contest as noted above.

•	Gaylord Hotels gross advance group bookings in the first quarter of 2010 for all future years was 523,071 room nights, an increase of 53.2 percent when compared to the same period last year. Net of attrition and cancellations, advance bookings in the first quarter for all future periods were 360,314 room nights, an increase of 267.5 percent when compared to the same period last year.
“Our business performed solidly this quarter, and we were encouraged by the improvement and the pace of advance bookings as well as the positive spending trends we observed group customers exhibit across our properties,” said Colin V. Reed, chairman and chief executive officer of Gaylord Entertainment. “We posted a solid 27.1 percent CCF margin4 in our hotels brand, driven by growth in Total RevPAR and our continued focus on cost discipline. Total RevPAR grew as the increase in group occupancy fueled year-over-year revenue growth at our outside the room offerings and further underscored the uniqueness of our business model. Our profitability performance was particularly encouraging given a rate environment in the first quarter that remained under pressure for short-term bookings. “
“Advance group bookings in the first quarter of 2010 were up significantly year-over-year and were roughly in line with historical pre-recession levels. We booked more than 360,000 net room nights in the quarter, which means that we now have over 5.1 million net room nights on the books for all future years. This is an encouraging sign that groups are returning to our properties as economic pressures appear to ease. We continue to maintain a disciplined approach to group room rate pricing and are encouraged by the growth in rate that we are seeing in our bookings for 2011 and beyond. Additionally, we drove an approximate nine percent increase in transient occupied room nights in the first quarter of 2010 when compared to the first quarter of 2009 as marketing efforts we initiated last year to focus more sharply on this side of our business continued to pay dividends.”
Segment Operating Results

Hospitality
Key components of the Company’s hospitality segment performance in the first quarter of 2010 include:
•	RevPAR for the quarter decreased 0.6 percent to $112.62 compared to $113.32 in the prior-year quarter. Total RevPAR for the quarter increased 1.5 percent to $279.59 compared to $275.41 in the prior-year quarter.

•	Hospitality segment CCF increased 5.0 percent to $55.3 million for the first quarter compared to $52.6 million in the prior-year quarter. Hospitality segment CCF margin increased 90 basis points to 27.1 percent compared to 26.2 percent in the first quarter of 2009. Hospitality segment CCF results for the first quarter of 2009 included approximately $2.9 million of expense related to severance costs.

•	Attrition that occurred for groups that traveled in the first quarter of 2010 was 10.6 percent of the agreed-upon room block compared to 17.0 percent for the same period in 2009 and 11.7 percent in the fourth quarter of 2009. In-the-year, for-the-year cancellations in the first quarter of 2010 totaled approximately 21,818 room nights compared to 78,803 in the first quarter of 2009 and 28,908 in the first quarter of 2008. Gaylord Hotels attrition and cancellation fee collections totaled $3.0 million in the first quarter of 2010 compared to $7.6 million for the same period in 2009 and $7.6 million in the fourth quarter of 2009.
Reed continued, “We continued to see attrition and cancellation levels normalize in the first quarter. The 10.6 percent attrition level improved 640 basis points year-over-year and 110 basis points compared to the fourth quarter of 2009. Cancellations declined by more than 50,000 room nights from the same period last year. Although attrition and cancellation levels in the first quarter of 2010 were down year-over-year, resulting in a significant decline in attrition and cancellation revenue, we were still able to drive solid profitability, confirmation that our business works well in both good and bad economic periods.”
At the property level, Gaylord Opryland generated revenue of $54.7 million in the first quarter of 2010, a 0.3 percent increase compared to $54.5 million in the prior-year quarter, due primarily to an increase in occupancy and improved food and beverage revenue. Occupancy for the quarter increased 4.4 percentage points compared to the prior-year quarter. First quarter RevPAR decreased 1.1 percent to $89.67 compared to $90.64 in the same period last year. Total RevPAR increased 0.3 percent to $210.99 in the first quarter of 2010 compared to $210.42 in the prior-year quarter, driven by an increase in food and beverage revenue. CCF increased 37.6 percent to $12.8 million for the first quarter, versus $9.3 million in the prior-year quarter, driven by increased food and beverage revenue associated with increased occupancy, improved year-over-year operating efficiencies and the impact of $1.4 million of expense related to severance costs incurred in the first quarter of 2009. For the quarter, CCF margin increased 640 basis points over the prior-year quarter to 23.4 percent.
Gaylord Palms posted revenue of $43.3 million in the first quarter of 2010, a 5.6 percent decrease compared to $45.9 million in the prior-year quarter, driven primarily by a decrease in group Average Daily Rate (“ADR”). ADR in the Orlando market has been under significant pressure as approximately 2,400 rooms have been added into the market since September 2009. Absorption of this new supply has been slow as a result of the challenging economic environment. Occupancy for the first quarter of 2010 was up 5.4 percentage points compared to the prior-year quarter and was driven primarily by an increase in association group room nights. First quarter RevPAR decreased 3.5 percent to $131.24 compared to $135.95 in the prior-year quarter. Total RevPAR in the first quarter decreased 5.6 percent to $342.31 compared to $362.77 in the prior-year quarter. As a result of the decline in ADR, CCF in the first quarter decreased to $14.6 million compared to $16.0 million in the prior-year quarter, resulting in a CCF margin of 33.7 percent, a 110 basis point decrease compared to 34.8 percent in the prior-year quarter. CCF in the first quarter of 2009 included $0.7 million of expense related to severance costs.
Gaylord Texan revenue was $46.9 million in the first quarter of 2010, an increase of 10.6 percent from $42.4 million in the prior-year quarter, driven primarily by an increase in occupancy and outside the room revenue. Occupancy for the first quarter was up 11.6 percentage points compared to the first quarter of 2009 and was driven by a significant increase in corporate group room nights. RevPAR in the first quarter increased 8.3 percent to $122.78 when compared to $113.38 in the prior-year quarter due to the increase in occupancy. Total RevPAR increased 10.6 percent to $344.67 compared to $311.76 in the prior-year quarter, driven by an increase in food and beverage revenue. CCF increased 29.1 percent to $16.0 million in the first quarter of 2010, versus $12.4 million in the prior-year quarter, driven by increased group occupancy, most notably with corporate groups and increased food and beverage spend by groups. The resulting CCF margin of 34.1 percent represents a 490 basis point increase from the prior-year quarter. CCF in the first quarter of 2009 included $0.5 million of expense related to severance costs.
Gaylord National generated revenue of $57.5 million in the first quarter of 2010, a 2.6 percent increase when compared to the prior-year quarter of $56.1 million, due to an increase in occupancy. Occupancy for the first quarter was up 8.7 points to 70.5 percent when compared to 61.8 in the prior-year quarter and was driven by an overall increase in group room nights. RevPAR in the first quarter decreased 2.6 percent to $135.77 when compared to $139.33 in the prior-year quarter. Total RevPAR increased 2.6 percent to $320.21 in the first quarter when compared to $312.24 in the prior-year quarter. CCF decreased 20.4 percent to $11.7 million in the first quarter when compared to $14.8 million in the prior-year quarter, driven primarily by a decline in ADR, increased union labor costs and unexpected snow removal costs. CCF margin declined 590 basis points to 20.4 percent in the first quarter when compared to the prior-year quarter. CCF in the first quarter of 2009 included $0.3 million of expense related to severance costs.
Reed continued, “The Gaylord National performed well from a revenue perspective this quarter, despite a difficult comparison to the first quarter of 2009 with the inauguration last year. CCF was negatively impacted by the anticipated increase in labor costs associated with the union contracts at the property as well as substantial unexpected expenses related to the heavy snowfalls and thus business interruption in February. We continue to refine our operations and believe we will see improved profitability from this property throughout the rest of 2010. Customer interest in the property continued to grow as we booked over 168,000 net advance room nights for all future periods during the first quarter of 2010, which equated to our third highest room night production quarter ever at the property. Our ability to attract transient customers continues to grow, and we believe we will see transient bookings growth in 2010 as we continue to develop awareness and attractiveness as a local and regional leisure transient destination.”
Development Update
Gaylord Entertainment’s planned resort and convention hotel in Mesa, Arizona remains in the very early stages of planning, and specific details of the property and budget have not yet been determined. The Company anticipates that any expenditure associated with the project will not have a material financial impact in the near-term.
Opry and Attractions
Opry and Attractions segment revenue increased 11.4 percent to $13.0 million in the first quarter of 2010, compared to $11.6 million in the year-ago quarter. The segment’s CCF increased to $0.6 million in the first quarter of 2010 from a loss of $1.3 million in the prior-year quarter. CCF in the first quarter of 2009 included the effect of $0.4 million of expense related to severance costs associated with the Attractions.
Corporate and Other
Corporate and Other operating loss totaled $14.5 million in the first quarter of 2010 compared to an operating loss of $15.6 million in the same period last year. Corporate and Other CCF in the first quarter of 2010 improved 4.0 percent to a loss of $11.7 million compared to a loss of $12.2 million in the same period last year. For the quarter, the difference between Corporate and Other operating loss and

Corporate and Other CCF was primarily due to depreciation and amortization expense and non-cash stock option expense. Additionally, first quarter 2009 CCF included approximately $1.2 million in expense associated with severance costs and $1.8 million in costs associated with the resolution of a potential proxy contest.
Liquidity
As of March 31, 2010, the Company had long-term debt outstanding, including current portion, of $1,154.6 million and unrestricted and restricted cash of $180.6 million. At the end of the first quarter of 2010, $300 million of borrowings were undrawn under the Company’s $1.0 billion credit facility, and the lending banks had issued $8.9 million in letters of credit, which left $291.1 million of availability under the credit facility.
During the first quarter of 2010, Gaylord Entertainment recorded a pre-tax gain of $1.2 million as a result of the repurchase of $26.5 million in aggregate principal amount of its outstanding 6.75 percent senior notes for $25.1 million. The Company used available cash to finance the purchases and will consider additional repurchases of its senior notes from time to time depending on market conditions.
Outlook
The following business performance outlook is based on current information as of May 3, 2010. The Company does not expect to update guidance before next quarter’s earnings release. However, the Company may update its full business outlook or any portion thereof at any time for any reason.
Reed concluded, “Looking ahead, we are encouraged by the signs of stabilization we have seen in the market as attrition and cancellation rates continued to normalize, advance bookings momentum continued to build and advance bookings lead volume continued to increase. The increase in occupancy, as well as outside the room spending, suggests that meeting planner confidence is growing, groups are returning to our properties and they are spending on dining and entertainment. Based on these positive trends, we were prepared to raise our 2010 RevPAR, Total RevPAR, and CCF guidance. Unfortunately, due to the flood damage experienced at the Gaylord Opryland in the last 24 hours, the Company has decided that it is prudent to withdraw its 2010 financial guidance, as it is likely that financial results for Gaylord Opryland and thus Gaylord Entertainment will be impacted for the next two quarters. While it is too early to determine how long the hotel will be closed, it is reasonable to conclude that the hotel will likely be closed for several months. We are working to assess the damage and will update shareholders and other constituents frequently as more information becomes available.”

About Gaylord Entertainment
Gaylord Entertainment (NYSE: GET), a leading hospitality and entertainment company based in Nashville, Tenn., owns and operates Gaylord Hotels (www.gaylordhotels.com), its network of upscale, meetings-focused resorts, and the Grand Ole Opry (www.opry.com), the weekly showcase of country music’s finest performers for more than 80 consecutive years. The Company’s entertainment brands and properties include the Radisson Hotel Opryland, Ryman Auditorium, General Jackson Showboat, Gaylord Springs Golf Links, Wildhorse Saloon, and WSM-AM. For more information about the Company, visit www.GaylordEntertainment.com.
This press release contains statements as to the Company’s beliefs and expectations of the outcome of future events that are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the statements made. These include the risks and uncertainties associated with the flood damage to the Gaylord Opryland and other Nashville-based Gaylord facilities, economic conditions affecting the hospitality business generally, rising labor and benefits costs, the timing of any new development projects, increased costs and other risks associated with building and developing new hotel facilities, the geographic concentration of our hotel properties, business levels at the Company’s hotels, our ability to successfully operate our hotels and our ability to obtain financing for new developments. Other factors that could cause operating and financial results to differ are described in the filings made from time to time by the Company with the Securities and Exchange Commission and include the risk factors described in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009. The Company does not undertake any obligation to release publicly any revisions to forward-looking statements made by it to reflect events or circumstances occurring after the date hereof or the occurrence of unanticipated events.

[1]	The Company calculates revenue per available room (“RevPAR”) for its hospitality segment by dividing room sales by room nights available to guests for the period.

[2]	The Company calculates total revenue per available room (“Total RevPAR”) by dividing the sum of room sales, food & beverage, and other ancillary services revenue by room nights available to guests for the period.

3 Adjusted EBITDA (defined as earnings before interest, taxes, depreciation, amortization, as well as certain unusual items) is a non-GAAP financial measure which is used herein because we believe it allows for a more complete analysis of operating performance by presenting an analysis of operations separate from the earnings impact of capital transactions and without certain items that do not impact our ongoing operations such as gains on the sale of assets and purchases of our debt. In accordance with generally accepted accounting principles, these items are not included in determining our operating income. The information presented should not be considered as an alternative to any measure of performance as promulgated under accounting principles generally accepted in the United States (such as operating income, net income, or cash from operations), nor should it be considered as an indicator of overall financial performance. Adjusted EBITDA does not fully consider the impact of investing or financing transactions, as it specifically excludes depreciation and interest charges, which should also be considered in the overall evaluation of our results of operations. Our method of calculating Adjusted EBITDA may be different from the method used by other companies and therefore comparability may be limited. A reconciliation of Adjusted EBITDA to net (loss) income is presented in the Supplemental Financial Results contained in this press release.
4As discussed in footnote 3 above, Adjusted EBITDA is used herein as essentially operating income plus depreciation and amortization. Consolidated Cash Flow (which is used in this release as that term is defined in the Indentures governing the Company’s 6.75 percent senior notes) is a non-GAAP financial measure which also excludes the impact of pre-opening costs, impairment charges, the non-cash portion of the Florida ground lease expense, stock option expense, the non-cash gains and losses on the disposal of certain fixed assets, and adds (subtracts) other gains (losses). The Consolidated Cash Flow measure is one of the principal tools used by management in evaluating the operating performance of the Company’s business and represents the method by which the Indentures calculate whether or not the Company can incur additional indebtedness (for instance in order to incur certain additional indebtedness, Consolidated Cash Flow for the most recent four fiscal quarters as a ratio to debt service must be at least 2 to 1). The calculation of these amounts as well as a reconciliation of those amounts to net (loss) income or segment operating (loss) income is included as part of the Supplemental Financial Results contained in this press release. CCF margin is defined as CCF divided by revenue.

Investor Relations Contacts:	Media Contacts:
Mark Fioravanti, Senior Vice President and Chief Financial Officer	Brian Abrahamson, Vice President of Corporate Communications

Gaylord Entertainment	Gaylord Entertainment

Investor Relations Contacts:	Media Contacts:
615-316-6588	(615) 316-6302

mfioravanti@gaylordentertainment.com	babrahamson@gaylordentertainment.com

~or~	~or~

Patrick Chaffin, Vice President of Strategic Planning and Investor Relations	Josh Hochberg

Gaylord Entertainment	Sloane & Company

615-316-6282	(212) 446-1892
pchaffin@gaylordentertainment.com	jhochberg@sloanepr.com

GAYLORD ENTERTAINMENT COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
Unaudited
(In thousands, except per share data)

	Three Months Ended
	Mar. 31,
	2010	2009

Revenues	$216,690	$212,319
Operating expenses:
Operating costs	131,993	131,365
Selling, general and administrative (a)	42,772	44,861
Depreciation and amortization	27,076	28,071

Operating income	14,849	8,022

Interest expense, net of amounts capitalized	(20,115)	(18,600)
Interest income	3,222	3,846
(Loss) income from unconsolidated companies	(73)	129
Net gain on extinguishment of debt	1,199	16,557
Other gains and (losses), net	(13)	(150)

(Loss) income before provision for income taxes	(931)	9,804

Provision for income taxes	940	6,286

(Loss) income from continuing operations	(1,871)	3,518

Income (loss) from discontinued operations, net of taxes	21	(91)

Net (loss) income	$(1,850)	$3,427

Basic net (loss) income per share:
(Loss) income from continuing operations	$(0.04)	$0.09
Loss from discontinued operations, net of taxes	—	(0.01)

Net (loss) income	$(0.04)	$0.08

Fully diluted net (loss) income per share:
(Loss) income from continuing operations	$(0.04)	$0.09
Loss from discontinued operations, net of taxes	—	(0.01)

Net (loss) income	$(0.04)	$0.08

Weighted average common shares for the period (b):
Basic	47,011	40,906
Fully-diluted	47,011	41,122

(a)	Includes non-cash lease expense of $1.5 million for the three months ended March 31, 2010 and 2009, respectively, related to the effect of recognizing the Gaylord Palms ground lease expense on a straight-line basis.

(b)	Reflects 6,000,000 shares of common stock issued in a public offering in the third quarter of 2009.

GAYLORD ENTERTAINMENT COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
Unaudited
(In thousands)

	Mar. 31,	Dec. 31,
	2010	2009
ASSETS
Current assets:
Cash and cash equivalents — unrestricted	$179,495	$180,033
Cash and cash equivalents — restricted	1,150	1,150
Trade receivables, net	49,834	40,917
Deferred income taxes	1,740	2,525
Other current assets	82,921	80,888
Current assets of discontinued operations	63	63

Total current assets	315,203	305,576

Property and equipment, net of accumulated depreciation	2,128,572	2,149,814
Notes receivable, net of current portion	132,233	142,311
Long-term deferred financing costs	16,528	18,081
Other long-term assets	46,803	45,241

Total assets	$2,639,339	$2,661,023

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt and capital lease obligations	$2,279	$1,814
Accounts payable and accrued liabilities	150,365	151,863
Estimated fair value of derivative liabilities	270	—
Current liabilities of discontinued operations	571	669

Total current liabilities	153,485	154,346

Long-term debt and capital lease obligations, net of current portion	1,152,291	1,176,874
Deferred income taxes	101,151	100,590
Estimated fair value of derivative liabilities	24,397	25,661
Other long-term liabilities	128,506	124,421
Long-term liabilities of discontinued operations	451	447
Stockholders’ equity	1,079,058	1,078,684

Total liabilities and stockholders’ equity	$2,639,339	$2,661,023

GAYLORD ENTERTAINMENT COMPANY AND SUBSIDIARIES
SUPPLEMENTAL FINANCIAL RESULTS
Unaudited
(in thousands, except operating metrics)
Adjusted Earnings Before Interest, Taxes, Depreciation and
Amortization (“Adjusted EBITDA”) and
Consolidated Cash Flow (“CCF”) reconciliation:

	Three Months Ended Mar. 31,
	2010		2009
	$	Margin	$	Margin
Consolidated
Revenue	$216,690	100.0%	$212,319	100.0%

Net (loss) income	$(1,850)	-0.9%	$3,427	1.6%
(Income) loss from discontinued operations, net of taxes	(21)	0.0%	91	0.0%
Provision for income taxes	940	0.4%	6,286	3.0%
Other (gains) and losses, net	13	0.0%	150	0.1%
Net gain on extinguishment of debt	(1,199)	-0.6%	(16,557)	-7.8%
Loss (income) from unconsolidated companies	73	0.0%	(129)	-0.1%
Interest expense, net	16,893	7.8%	14,754	6.9%

Operating income	14,849	6.9%	8,022	3.8%
Depreciation & amortization	27,076	12.5%	28,071	13.2%

Adjusted EBITDA	41,925	19.3%	36,093	17.0%
Other non-cash expenses	1,479	0.7%	1,506	0.7%
Stock option expense	707	0.3%	1,624	0.8%
Other gains and (losses), net	(13)	0.0%	(150)	-0.1%
Loss on sales of assets	13	0.0%	52	0.0%

CCF	$44,111	20.4%	$39,125	18.4%

Hospitality segment
Revenue	$203,695	100.0%	$200,647	100.0%
Operating income	30,246	14.8%	26,151	13.0%
Depreciation & amortization	23,219	11.4%	24,589	12.3%
Other non-cash expenses	1,479	0.7%	1,506	0.8%
Stock option expense	320	0.2%	483	0.2%
Other gains and (losses), net	(17)	0.0%	(134)	-0.1%
Loss on sales of assets	17	0.0%	36	0.0%

CCF	$55,264	27.1%	$52,631	26.2%

Opry and Attractions segment
Revenue	$12,970	100.0%	$11,644	100.0%
Operating loss	(868)	-6.7%	(2,508)	-21.5%
Depreciation & amortization	1,367	10.5%	1,114	9.6%
Stock option expense	54	0.4%	86	0.7%

CCF	$553	4.3%	$(1,308)	-11.2%

Corporate and Other segment
Revenue	$25		$28
Operating loss	(14,529)		(15,621)
Depreciation & amortization	2,490		2,368
Stock option expense	333		1,055
Other gains and (losses), net	4		(16)
(Gain) loss on sales of assets	(4)		16

CCF	$(11,706)		$(12,198)

GAYLORD ENTERTAINMENT COMPANY AND SUBSIDIARIES
SUPPLEMENTAL FINANCIAL RESULTS
Unaudited
(in thousands, except operating metrics)

	Three Months Ended Mar. 31,
	2010	2009
HOSPITALITY OPERATING METRICS:

Gaylord Hospitality Segment

Occupancy	67.9%	61.3%
Average daily rate (ADR)	$165.86	$184.96
RevPAR	$112.62	$113.32
OtherPAR	$166.97	$162.09
Total RevPAR	$279.59	$275.41

Revenue	$203,695	$200,647
CCF	$55,264	$52,631
CCF Margin	27.1%	26.2%

Gaylord Opryland

Occupancy	62.7%	58.3%
Average daily rate (ADR)	$143.08	$155.52
RevPAR	$89.67	$90.64
OtherPAR	$121.32	$119.78
Total RevPAR	$210.99	$210.42

Revenue	$54,669	$54,522
CCF	$12,779	$9,289
CCF Margin	23.4%	17.0%

Gaylord Palms

Occupancy	74.2%	68.8%
Average daily rate (ADR)	$176.84	$197.70
RevPAR	$131.24	$135.95
OtherPAR	$211.07	$226.82
Total RevPAR	$342.31	$362.77

Revenue	$43,317	$45,904
CCF	$14,616	$15,981
CCF Margin	33.7%	34.8%

Gaylord Texan

Occupancy	72.8%	61.2%
Average daily rate (ADR)	$168.68	$185.38
RevPAR	$122.78	$113.38
OtherPAR	$221.89	$198.38
Total RevPAR	$344.67	$311.76

Revenue	$46,871	$42,396
CCF	$15,963	$12,368
CCF Margin	34.1%	29.2%

Gaylord National

Occupancy	70.5%	61.8%
Average daily rate (ADR)	$192.50	$225.61
RevPAR	$135.77	$139.33
OtherPAR	$184.44	$172.91
Total RevPAR	$320.21	$312.24

Revenue	$57,523	$56,091
CCF	$11,744	$14,752
CCF Margin	20.4%	26.3%

Nashville Radisson and Other (a)

Occupancy	46.6%	52.1%
Average daily rate (ADR)	$88.23	$100.02
RevPAR	$41.08	$52.09
OtherPAR	$8.91	$11.38
Total RevPAR	$49.99	$63.47

Revenue	$1,315	$1,734
CCF	$162	$241
CCF Margin	12.3%	13.9%

(a)	Includes other hospitality revenue and expense.